Exhibit 99.1

IFF To Appoint Richard O’Leary Interim Chief Financial Officer

Executive Vice President & CFO Kevin Berryman Steps Down

NEW YORK, N.Y., November 14, 2014 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, announced that Richard A. O’Leary, the Company’s current Vice President and Controller, will assume the role of Interim Chief Financial Officer effective December 18, 2014. This announcement comes as Kevin Berryman, Executive Vice President and Chief Financial Officer, informed the Company that he has chosen to depart IFF on such date to take a senior leadership role outside the organization.

“Rich is an extremely talented and seasoned executive with deep financial and international business experience coupled with extensive knowledge of IFF,” said Andreas Fibig, Chief Executive Officer. “We are fortunate to have him step into this role while we continue to evaluate candidates for this position. Rich will provide seamless leadership given his experiences in accounting, financial planning and analysis, corporate development and a variety of other key finance disciplines.

Mr. Fibig continued, “We regret to see Kevin leave IFF. He is a collaborative leader who made countless positive contributions to our organization. He is also passionate about his family, and this move brings them closer together as he rejoins them in his native state of California. I’m confident he will enjoy great future success, and we wish him all the best.”

Mr. O’Leary, 54, joined IFF in 2007 and has most recently served as the Company’s Vice President and Controller since June 2009. Previously, he served as the Company’s Interim Chief Financial Officer from July 2008 to May 2009 and as its Vice President, Corporate Development from July 2007 to May 2009. Prior to joining IFF, Mr. O’Leary held several international and U.S.-based finance management positions with increasing responsibility during his more than 20 years with International Paper Company. Prior to International Paper, he was with Arthur Young & Co. Mr. O’Leary holds a bachelor’s degree in accounting.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Contact:

Michael DeVeau

VP, Global Corporate Communications & Investor Relations

212-708-7164

Shelley Young

Director, Investor Relations

212-708-727

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